                               ASSET PURCHASE AGREEMENT

    THIS AGREEMENT is made effective as of October 5, 1997, by and among Kurt Priester ("Priester"), Priester Charitable Remainder Unitrust ("Trust I"), Priester Foundation ("Trust II"), Computer Dynamics, Inc., a South Carolina corporation ("CDI"), Computer Dynamics Services, Inc., a South Carolina corporation ("CDS"), Computer Dynamics Mfg., Inc., a South Carolina corporation ("CDM"), Sue Priester d/b/a Lines Unlimited, a sole proprietorship ("Lines"), Total Control Products, Inc., an Illinois corporation ("TCP"), SC Acquisition #1, an Illinois corporation ("Purchaser"), and SC Acquisition #2, an Illinois corporation ("TCP II"). CDI, CDS, CDM and Lines are each referred to herein as a "Selling Entity" and collectively as the "Selling Entities". The Selling Entities, Trust I, Trust II and Priester are collectively referred to herein as "Sellers".

                                       RECITALS

    A. The Selling Entities manufacture, sell and distribute custom computer hardware and software for the industrial control market. The business of the Selling Entities is referred to herein as the "Business".

    B. The Selling Entities desire to sell to Purchaser substantially all of the Selling Entities' assets, and Purchaser desires to purchase said assets, all on the terms contained in this Agreement.

                                      AGREEMENTS

    Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                      ARTICLE I

                             PURCHASE AND SALE OF ASSETS

    1.1 AGREEMENT TO PURCHASE AND SELL. On the terms contained in this Agreement, Purchaser hereby purchases from the Selling Entities, and the Selling Entities hereby sell to Purchaser, all of the Selling Entities' assets, properties, rights and business as a going concern as of the date hereof, of whatever kind or nature and wherever situated and located and whether reflected on the Selling Entities' books and records or previously written-off or otherwise not shown on the Selling Entities' books and records (other than the items set forth in Section 1.3 (the "Excluded Assets")). All of said assets, properties, rights and business (other than the Excluded Assets) are collectively referred to in this Agreement as the "Purchased Assets". All of the Purchased Assets shall be sold to Purchaser free and clear of any liens, title claims, encumbrances or security interests.

    1.2 ENUMERATION OF PURCHASED ASSETS. The Purchased Assets include, without limitation, the following items of each of the Selling Entities:

         (a) all trade accounts receivable, notes receivable, negotiable instruments and chattel paper (collectively, the "Accounts Receivable");

         (b)  all deposits and rights with respect thereto;

         (c) all inventory (including, without limitation, raw materials, work in process, finished goods, service parts and supplies), including, without limitation, supplies and parts which have historically been expensed or have not been valued on the Selling Entities' books and records (collectively, the "Inventory");

         (d) all furniture, art work, fixtures, equipment (including office equipment), machinery, parts, computer hardware, tools, dies, jigs, patterns, molds and trucks and all other tangible personal property (other than the Inventory), including, without limitation, any of the foregoing which has been fully depreciated and including the equipment listed on EXHIBIT A attached hereto (collectively, the "Equipment");

         (e) the contracts, claims and rights (and benefits arising therefrom) listed on EXHIBIT B attached hereto;

         (f) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids;

         (g) all intellectual property rights, including, without limitation, patents and applications therefor, know-how, unpatented inventions, trade secrets, secret formulas, business and marketing plans, copyrights and applications therefor, trademarks and applications therefor, service marks and applications therefor, trade names and applications therefor, trade dress, and names and slogans used by any of the Selling Entities (including, without limitation, the name Computer Dynamics and each Selling Entities' corporate name), and all goodwill and royalties associated with such intellectual property rights;

         (h)  all customer lists, customer records and information;

         (i) all books and records, including, without limitation, blueprints, drawings and other technical papers, payroll, employee benefit, accounts receivable and payable, inventory, maintenance, and asset history records, ledgers, and books of original entry, all insurance records and OSHA and EPA files;

         (j)  all insurance policies and rights thereunder;

         (k) all rights in connection with prepaid expenses with respect to the assets being sold hereunder;

         (l)  all letters of credit issued to any Selling Entity;

         (m) all computer software, including all documentation and source codes with respect to such software and licenses and leases of software;

         (n) all sales and promotional materials, catalogues and advertising literature; and

         (o) all telephone numbers of the Selling Entities and all lock boxes to which the Selling Entities' account debtors remit payments.

    1.3  EXCLUDED ASSETS.   The Excluded Assets shall consist of the following:

         (a)  all cash on hand and in banks, cash equivalents and investments;

         (b) claims (and benefits to the extent they arise therefrom) and litigation against third parties to the extent such claims and litigation are not in any way related to the Purchased Assets or the Assumed Liabilities (as herein defined), and claims (and benefits to the extent they arise therefrom) that relate to Excluded Liabilities (as herein defined);

         (c) rights arising from prepaid expenses, if any, with respect to the Excluded Assets;

         (d)  the Selling Entities' respective rights under this Agreement;

         (e) each Selling Entities' corporate charters, minute and stock record books, and corporate seals;

         (f) all contracts, claims and rights (and benefits arising therefrom) binding on the Selling Entities other than (i) those contracts, claims and rights listed on EXHIBIT B attached hereto; and (ii) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids binding on the Selling Entities;

         (g)  all owned or leased passenger automobiles;

         (h) all accounts receivable owed by employees of the Selling Entities to any of the Selling Entities; and

         (i) the assets of the Selling Entities listed on EXHIBIT C attached hereto.

                                      ARTICLE II

                              ASSUMPTION OF LIABILITIES

    2.1 AGREEMENT TO ASSUME. Purchaser agrees to assume and agrees to discharge and perform when due, the liabilities of the Selling Entities (and only those liabilities of the Selling Entities) which are enumerated in Section
2.2 (the "Assumed Liabilities"). All claims against and liabilities and obligations of the Selling Entities not specifically assumed by Purchaser pursuant to Section 2.2, including, without limitation, the liabilities enumerated in Section 2.3, are collectively referred to herein as the "Excluded Liabilities." Sellers jointly and severally agree to promptly pay and discharge when due all of the Excluded Liabilities.

    2.2 DESCRIPTION OF ASSUMED LIABILITIES. The Assumed Liabilities shall consist of the following, and only the following, liabilities of the Selling
Entities:

         (a) trade accounts payable for Inventory purchases as of the date hereof, marketing accruals as of the date hereof, such as advertising and trade show expenses, facility related expenses as of the date hereof, such as utilities, telephone, repairs, maintenance and like items, in each case, to the extent, and only to the extent, set forth on the Closing Balance Sheet (as defined herein);

         (b) liabilities of the Selling Entities under any written purchase order and sales order and the agreements or commitments listed on EXHIBIT B attached hereto, to the extent such liabilities relate to performance after the date hereof; and

         (c) liabilities of the Selling Entities under any Permits and Environmental Permits which were issued to the Selling Entities in the ordinary course of business prior to the date hereof and which are assigned or transferred to Purchaser pursuant to the provisions hereof, to the extent such liabilities relate to performance after the date hereof.

    2.3 EXCLUDED LIABILITIES. Notwithstanding Section 2.2 (and without implication that Purchaser is assuming any liability not expressly excluded by this Section 2.3 and, where applicable, without implication that any of the following would constitute Assumed Liabilities but for the provisions of this
Section 2.3), all liabilities and obligations of each of the Selling Entities, other than those listed in Section 2.2 hereof, shall remain the obligations and liabilities of the Selling Entities and shall not be assumed by Purchaser; such liabilities and obligations include, without limitation, all trade account payables and accrued and unpaid expenses not listed on EXHIBIT D attached hereto, accounts payable, expenses incurred by the Selling Entities in connection with the transactions contemplated hereby (including legal, accounting and investment banking expenses), bank indebtedness or indebtedness for borrowed money, accrued wages, accrued vacation, payroll and withholding tax liability, contingent liabilities, liabilities under agreements not assumed by Purchaser, claims relating to returns of product which were sold by the Selling Entities prior to the date hereof or which constituted finished goods inventory of the Selling Entities on the date hereof, environmental liabilities, liabilities owed to employees, Tax (as defined herein) liabilities, liabilities to any affiliate of Sellers, any liabilities incurred to the U.S. Government for price adjustments, any liabilities arising out of or in connection with any violation of a statute or governmental rule, regulation or directive, and any other liabilities of the Selling Entities.

    2.4 NO EXPANSION OF THIRD PARTY RIGHTS. The assumption by Purchaser of the Assumed Liabilities shall not expand the rights or remedies of any third party against Purchaser or the Selling Entities as compared to the rights and remedies which such third party would have had against the Selling Entities had Purchaser not assumed the Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Purchaser of the Assumed Liabilities shall not create any third party beneficiary rights.
Notwithstanding the foregoing, unless and to the extent that the Selling Entities have specifically made a representation or warranty under the provisions of Article V hereof, the Selling Entities do not represent or warrant the Purchaser the rights or remedies of any third party concerning the Assumed Liabilities.


                                     ARTICLE III

                         PURCHASE PRICE AND MANNER OF PAYMENT

    3.1  PURCHASE PRICE AND ROYALTY PAYMENT.

         (a) Subject to the adjustment set forth in Section 3.2 herein, the "Purchase Price" of the Purchased Assets shall be equal to the sum of (i) $511,815 of cash payable at Closing (the "Cash Portion"); and (ii) 932,039 shares of common stock ("TCP Common Stock"), no par value per share (the "Share Portion"), of TCP, to be issued to the Selling Entities at the Closing.

         (b) At the Closing, Purchaser agrees to pay Priester, Trust I and Trust II an aggregate amount equal to $12,000,000 in cash (the "Royalty Payment"), as consideration for the termination of all royalty payments owed by any of the Selling Entities to Trust I, Trust II and/or Priester, including, without limitation, all royalty payments owed by the Selling Entities to Trust I, Trust II and/or Priester pursuant to the terms of the following agreements:
(i) Agreement to Sell SBC-SXE Design dated March 15, 1993 between Priester and CDI; (ii) Agreement to Sell SBC-AT and CPU-AT Design dated January 15, 1991;
(iii) Agreement to Sell SBC-SX Design dated December 1, 1991; (iv) Agreement to Sell SBC-XT and CPU-XT Design dated February 4, 1991; (v) Agreement to Sell FP CARD Design dated March 15, 1993; (vi) Agreement to Sell DISPLAY PAC Design dated January 3, 1991; (vii) Agreement to Sell VAMP Design dated March 15, 1993; and (viii) Agreement to Sell SBC-DX Design dated November 1, 1993.

    3.2 ADJUSTMENT TO THE PURCHASE PRICE. The Purchase Price shall be reduced by the amount by which $7,250,000 exceeds the Net Book Value. The Net Book Value shall be the amount by which the aggregate book amount of the Purchased Assets exceeds the aggregate book amount of the Assumed Liabilities, all as determined in accordance with this Article III and as shown on the Closing Balance Sheet.

    3.3  MANNER OF PAYMENT OF THE PURCHASE PRICE AND THE ROYALTY PAYMENT.
For purposes of the Closing, the parties shall make a good-faith estimate of the Cash Portion (the "Estimated Cash Payment"), based upon the most recent ascertainable financial information. At the Closing, (a) Purchaser shall assume the Assumed Liabilities; (b) Purchaser shall pay the Estimated Cash Payment to the Selling Entities by wire transfer to the account designated by Sellers; (c) Purchaser shall pay the Royalty Payment to Trust I, Trust II and/or Priester by wire transfer to the account designated by Priester, Trust I and Trust II; (d) Purchaser shall cause TCP to issue certificates representing 116,505 shares of TCP Common Stock to American National Bank & Trust Company of Chicago, as escrow agent (the "Escrow Agent"), to be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement (the "Escrow Agreement") in the form attached hereto as EXHIBIT E; and (e) Purchaser shall cause TCP to issue and deliver certificates representing 815,534 shares of TCP Common Stock to the Selling Entities as payment for the portion of the Stock Portion not deposited in escrow pursuant to subparagraph (d) above. Following the Closing, the parties shall determine the final Cash Portion, taking into account the adjustments required pursuant to Section 3.2 and employing the procedures and criteria set forth in Sections 3.4 and 3.5. If, based on the Cash Portion as finally determined, the Estimated Cash Payment exceeds the Cash Portion, Sellers shall, jointly and severally, forthwith pay the excess to Purchaser.

    3.4 DETERMINATION OF NET BOOK VALUE. The Net Book Value shall be determined from a statement of Purchased Assets and the Assumed Liabilities as of the close of business on the date hereof (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by Purchaser, at Purchaser's expense. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with the accounting principles applied in the preparation of the Financial Statements (as
herein defined).   Notwithstanding, or without limitation, as the case may be, of the foregoing:(a) the Closing Balance Sheet shall contain pro rata accruals for utilities and like items;(b) Inventory shall be determined pursuant to a physical count and valued, on an item by item basis, at the lower of the actual cost thereof or market value (as of the date hereof) thereof, using the first in, first out method; PROVIDED, HOWEVER, that obsolete inventories, inventories which are unsalable or unusable in the ordinary course of business and slow moving inventories shall be valued at net realizable value;(c) assets and liabilities shall be reflected without regard to materiality;(d) the Closing Balance Sheet shall be prepared on the basis that it is being used in the computation of the Cash Portion and therefore items may be required to be reflected thereon that are not normally reflected on a balance sheet of a continuing business; (e) reserves for the Purchased Assets shall be determined based upon TCP's past practices; and (f) the fixed assets included in the Purchased Assets shall be valued between $150,000 and $350,000, as mutually agreed upon by the Selling Entities and Purchaser. Purchaser shall cause the Closing Balance Sheet to be delivered to Seller not later than sixty (60) days after the date hereof. Purchaser shall make available to Seller and Seller's accountants the work papers, and shall permit Sellers and Seller's accountants to observe the taking of the Inventory.

    3.5 DISPUTES REGARDING CLOSING BALANCE SHEET. Disputes with respect to the Closing Balance Sheet shall be dealt with as follows:

         (a) Sellers shall have thirty (30) days after receipt of the Closing Balance Sheet (the "Dispute Period") to dispute any of the elements of or amounts reflected on the Closing Balance Sheet (a "Dispute"). If Sellers do not give written notice of a Dispute within the Dispute Period to Purchaser (a "Dispute Notice"), the Closing Balance Sheet shall be deemed to have been accepted and agreed to by Sellers in the form in which it was delivered by Purchaser, and shall be final and binding upon the parties hereto. If Sellers have a Dispute, Sellers shall give Purchaser a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. Within thirty (30) days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such Dispute and agree in writing upon the final content of the disputed Closing Balance Sheet.

         (b) If Purchaser and Seller are unable to resolve any Dispute within the thirty (30) day period after Purchaser's receipt of a Dispute Notice, the Chicago office of the certified public accounting firm of Price Waterhouse LLP (the "Arbitrating Accountant") shall be engaged as arbitrator hereunder to
settle such Dispute as soon as practicable.  In the event   Price Waterhouse LLP
is unwilling or unable to serve as the Arbitrating Accountant, the parties hereto shall select by mutual agreement another nationally recognized certified public accounting firm, who is not rendering (and during the preceding two-year period, has not rendered) services to any Seller, Purchaser or their respective Affiliates (as defined herein), to serve as the Arbitrating Accountant. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The arbitration before the Arbitrating Accountant shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The Arbitrating Accountant's award with respect to any Dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. Seller and Purchaser shall each pay one-half of the fees and expenses of the Arbitrating Accountant with respect to any Dispute.

    3.6  ADDITIONAL PAYOUT.

         (a) DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

              (i) "Actual EBIT" means the actual net income of Purchaser, plus interest expenses, taxes and goodwill amortization expenses related to the transactions contemplated hereby for each Earn Out Period, as calculated in accordance with GAAP applied in a manner consistent with Purchaser's past practices and as determined from Purchaser's internal accounting records; provided, however, that if the Actual EBIT for any Earn Out Period exceeds

125% of the Base EBIT for such Earn Out Period, then the Actual EBIT for the subsequent Earn Out Period shall be increased by the amount of such excess;

              (ii) "Base EBIT" for each Earn Out Period shall mean (A) for the first Earn Out Period, an amount equal to $5,100,000; and (B) for each subsequent Earn Out Period, calculated on the day immediately after the day of payment of the Contingent Consideration for an Earn Out Period, the greater of
(i) $5,100,000; and (ii) the greatest amount of Actual EBIT during any of the previous Earn Out Periods; provided, however, that for purposes of determining the Base EBIT for any Earn Out Period, (A) the Actual EBIT during any previous Earn Out Period may not exceed 125% of the Base EBIT for such Earn Out Period; and (B) if the Actual EBIT for any Earn Out Period is less than $5,100,000, then the Base EBIT for the next Earn Out Period shall be increased by the amount of such deficiency;

              (iii) "Cost of Sales" shall be determined using the accrual basis of accounting in accordance with GAAP. Cost of Sales with respect to any product means the sum of the following amounts: (A) the purchase price for such product paid by TCP to Purchaser, plus (B) freight paid by TCP to transmit such product from Purchaser to TCP and from TCP to its customers, plus (C) all commissions and royalties paid by TCP or its Affiliates on the sale of such product;

              (iv) "Earn Out Period" means each of the following periods: (A) the date hereof through September 30, 1998; (B) October 1, 1998 through September 30, 1999; (B) October 1, 1999 through September 30, 2000; (C) October 1, 2000 through September 30, 2001; (D) October 1, 2001 through September 30, 2002; and (E) October 1, 2003 through September 30, 2004.

              (v) "Manufacturing Cost" means, with respect to any product, Purchaser's Direct Material Costs and Direct Labor Costs with respect to such product. "Direct Material Costs" shall include reasonable costs incurred in purchasing raw materials (with reasonable deductions for waste), including sales and excise taxes imposed thereon, and all costs of packaging components.
"Direct Labor Costs" shall include the reasonable cost of part-time and full-time employees engaged in manufacturing activities who are directly employed in such product manufacturing and packaging and in quality assurance/quality control. The allocation and calculation of Purchaser's Manufacturing Costs shall be made in accordance with standard cost and reasonable cost accounting methods in accordance with GAAP, consistently applied. In the case of products manufactured in whole or in part by a third party on behalf of Purchaser, "Manufacturing Cost" shall include the costs paid to such third party by Purchaser in order to complete the product for and on behalf of Purchaser; and

              (vi) "Net Sales" shall be determined using the accrual basis of accounting in accordance with GAAP. Net Sales with respect to a product means the actual gross invoice price of a product manufactured by Purchaser and sold by TCP, less (A) any and all allowable promotional allowances, rebates, quantity and cash discounts, and other usual and customary allowable discounts to its customers with respect to such product, (B) amounts repaid or credited by reason of rejections or returns of goods with respect to such product, and (C) reasonable allowances for doubtful accounts with respect to such product.

Notwithstanding the foregoing, for purposes of calculating Actual EBIT, (w) to the extent that TCP receives an order from any third party at any time during any Earn Out Period for custom products of the nature that were manufactured by the Selling Entities prior to the date hereof, (i) TCP shall deliver such order to Purchaser; (ii) Purchaser shall manufacture such product and invoice such third party directly for such product; and (iii) the calculation of Actual EBIT with respect to the sale of such product by Purchaser to such third party shall include all royalties and/or commissions paid by either TCP or Purchaser with respect to the sale of such product; (x) if Purchaser can supply TCP with products that replace any existing stock keeping unit regularly purchased by TCP prior to the date hereof, the purchase price for each such unit shall be equal to 125% of Purchaser's Manufacturing Cost with respect to each such unit of product; (y) if Purchaser can supply TCP with new products that do not replace any existing stock keeping unit regularly purchased by TCP prior to the date hereof, Actual EBIT with respect to the sale of each such unit of product by Purchaser to TCP shall be equal to (i) 50%; multiplied by (ii)(A) TCP's Net Sales price for such unit of product less (B) the sum of (I) Purchaser's Manufacturing Cost with respect to such unit of product; (II) freight paid by TCP to transmit such unit of product from Purchaser to TCP and from TCP to its customers; (III) all commissions and royalties paid by TCP or its Affiliates on the sale of such unit of product; and (IV) TCP's manufacturing, overhead, marketing and engineering support costs directly related to the manufacture, storage, marketing and/or sale of such product; and (z) Purchaser and TCP shall each be entitled to purchase the others raw materials at the cost paid by such entity to purchase such raw materials from an unrelated third party.

         (b)  CONTINGENT CONSIDERATION.  For each Earn Out Period, if the
Actual EBIT during such Earn Out Period exceeds one hundred and ten percent (110%) multiplied by the Base EBIT for such Earn Out Period, Purchaser shall pay CDI an aggregate amount equal to the following ("Contingent Consideration"):
$3,000,000 multiplied by the following fraction, (i) the numerator of which is equal to (A) the Actual EBIT for such Earn Out Period less (B) one-hundred ten percent (110%) multiplied by the Base EBIT for such Earn Out Period; and (ii) the denominator of which is equal to fifteen percent (15%) multiplied by the Base EBIT for such Earn Out Period; provided, however, that such fraction shall not be greater then one.

         (c) PAYMENT OF CONTINGENT CONSIDERATION. As soon as practicable after the close of Purchaser's books for each Earn Out Period, but in any event, no later than sixty (60) days after the end of each such Earn Out Period, Purchaser will determine the final aggregate amount of the Contingent Consideration, if any, for such preceding Earn Out Period based upon Purchaser's internal accounting records, and shall notify CDI in writing of the amount of Contingent Consideration, if any (the "Contingent Notice"). CDI may, within thirty (30) days after receipt of the Contingent Notice, deliver to Purchaser written notice (the "Dispute Notice") identifying any dispute that CDI may have with respect to the amount set forth in the Contingent

Notice. If a Dispute Notice is not delivered by CDI to Purchaser within such thirty (30) day period, the amount of the Contingent Consideration, if any, set forth in the Contingent Notice shall be final and binding on the parties hereto. Within fifteen (15) days following Purchaser's receipt of a Dispute Notice, Purchaser, on the one hand, and CDI, on the other hand, shall in good faith attempt to agree upon the Contingent Consideration, if any, for such Earn Out Period. If Purchaser, on the one hand, and CDI, on the other hand, cannot agree to the amount of the Contingent Consideration, if any, for such fiscal year, they shall jointly submit their dispute to the Arbitrating Accountant for final determination, whose determination shall be made within ninety (90) days of the date the dispute is submitted to the Arbitrating Accountant. The fees and expenses of the Arbitrating Accountant shall be shared equally between the Purchaser and Priester. The Arbitrating Accountant's determination as to the amount of Contingent Consideration for such Earn Out Period shall be final and binding on the parties hereto. The Contingent Consideration awarded to CDI in respect of any particular Earn Out Period shall be paid by Purchaser to CDI within fifteen days of the final determination of the Contingent Consideration, if any, without interest, with respect to such Earn Out Period in accordance with the provisions of Section 3.6(d) below. In connection with the determination of the Contingent Consideration, Purchaser shall give CDI and the Arbitrating Accountant, as applicable, reasonable access to the portion of its books and records which are relevant to the calculation of the Contingent Consideration for such Earn Out Period during normal business hours upon reasonable advance notice.

         (d) PAYMENT OF CONTINGENT CONSIDERATION. Notwithstanding anything to the contrary contained in this Section 3.6, the Contingent Consideration for each Earn Out Period, if any, shall be paid by Purchaser to CDI fifty percent (50%) in cash and fifty percent (50%) in shares of TCP Common Stock; provided, however, that, no more than an aggregate of 347,961 shares of TCP Common Stock shall be issued to CDI in connection with the payment of any Contingent Consideration and, to the extent that CDI have received an aggregate of 347,961 shares of TCP Common Stock in connection with the payment of Contingent Consideration, all remaining amounts of Contingent Consideration shall be paid by Purchaser to CDI in cash. With respect to each payment of Contingent Consideration pursuant to this Section 3.6 for each Earn Out Period, each share of TCP Common Stock to be issued pursuant to this Section 3.6(d) for each respective Earn Out Period, shall be valued based upon the ten (10) consecutive trading day average (the "Average Price") of the mid-point of the ask and bid price at the end of each trading day of a share of TCP Common Stock for each day during such ten day period ending on the day prior to the end of each Earn Out Period, as such prices are quoted on the Nasdaq National Market System (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source); provided, however, that (i) if 110% of the Average Price for any Earn Out Period is less than the actual closing price of a share of TCP Common Stock on the last day of such Earn Out Period, as such prices are quoted on the Nasdaq National Market System (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source), for purposes of this Agreement, the Average Price for such Earn Out Period shall be deemed to be equal to 110% of the Average Price as calculated for such Earn Out Period; and
(ii) if 90% of the Average Price for any Earn Out Period is less than the actual closing price of a share of TCP

Common Stock on the day preceding the last day of such Earn Out Period, as such prices are quoted on the Nasdaq National Market System (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source), for purposes of this Agreement, the Average Price for such Earn Out Period shall be deemed to be equal to 90% of the Average Price as calculated for such Earn Out Period.

         (e) TERMINATION OF PAYMENTS. Notwithstanding anything to the contrary contained in this Section 3.6, Purchaser's obligation to make payments of Contingent Consideration to CDI pursuant to this Section 3.6 shall immediately terminate (i) as of the date of termination of Priester's employment with Purchaser, if Priester's employment with Purchaser is terminated by Priester at any time prior to the second anniversary of the date hereof for any reason whatsoever (other than death or disability) or such employment is terminated by Purchaser for "cause" at any time (as such term is defined in the Employment Agreement attached hereto as EXHIBIT F); or (ii) upon payment to CDI of the amount set forth in Section 3.6(f) below.

         (f) SALE OF PURCHASER. Upon the closing of a Sale Event (as defined below), Purchaser shall pay, or cause to be paid, the following aggregate amount to CDI, 50% in cash and 50% in shares of TCP Common Stock in accordance with, and subject to the provisions of, Section 3.6(d): the present value of the maximum potential future payments of Contingent Consideration remaining as of the closing of such Sale Event, using a discount factor equal to the thirty (30) year treasury bill rate as of the date of the Sale Event, to calculate the amount of such payment. For purposes of this Agreement "Sale Event" shall mean
(i) a sale of all or substantially all of the assets of Purchaser; (ii) a merger or consolidation involving Purchaser, where Purchaser or an affiliate of TCP is not the surviving entity or in which TCP does not remain the owner, either directly or indirectly, of a majority of the outstanding shares of common stock of Purchaser; and (iii) a sale of a majority of the outstanding capital stock of Purchaser to any one person (other than to an affiliate of TCP).

    3.7 TIME OF CLOSING. Subject to the terms of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of D'Ancona & Pflaum, 30 North LaSalle Street, Suite 2900, Chicago, Illinois 60602 at 10:00 a.m. The Closing shall be deemed to be effective as of 12:01 a.m. on the date hereof at Chicago, Illinois.


                                      ARTICLE IV

            TCP'S, PURCHASER'S AND TCP II'S REPRESENTATIONS AND WARRANTIES

    All of the representations and warranties contained in this Article IV and all representations and warranties which are set forth elsewhere in this Agreement and in any financial statement, exhibit or document delivered by TCP, Purchaser or TCP II to Sellers pursuant to this Agreement or in connection herewith shall survive the Closing (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by Sellers. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Representations and warranties of TCP, Purchaser and TCP II are made as of the date hereof. TCP, Purchaser and TCP II jointly and severally represent and warrant to Sellers as of the date of this Agreement as follows:

    4.1 EXISTENCE, GOOD STANDING, CORPORATE AUTHORITY. Each of TCP, Purchaser and TCP II is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of TCP, Purchaser and TCP II has all requisite corporate power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted.

    4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The execution and delivery of this Agreement, the Escrow Agreement, the Employment Agreement, the Lease and the other documents executed or to be executed in connection herewith to which TCP, Purchaser or TCP II is a party (collectively, "Purchaser's Ancillary Documents"), have been duly authorized by the Board of Directors and shareholders, if necessary, of TCP, Purchaser and TCP II, to the extent each is a party thereto, and no other proceedings on the part of TCP, Purchaser or TCP II or their shareholders are necessary to authorize the execution, delivery or performance of this Agreement or any of Purchaser's Ancillary Documents. This Agreement and each of Purchaser's Ancillary Documents have been duly executed by a duly authorized officer of TCP, Purchaser or TCP II, to the extent each is a party thereto. This Agreement and all Purchaser's Ancillary Documents constitute the valid and legally binding obligations of TCP, Purchaser and TCP II, to the extent each is a party thereto, enforceable against TCP, Purchaser and TCP II, to the extent each is a party thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

    4.3 NO VIOLATION. Neither the execution and delivery by TCP, Purchaser or TCP II of this Agreement and the Purchaser's Ancillary Documents, nor the consummation by TCP, Purchaser and TCP II of the transactions contemplated hereby in accordance with the terms hereof, will (a) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of TCP, TCP II or Purchaser; (b) violate, conflict with, result in a breach by TCP, Purchaser or TCP II, of any provision of, constitute a default by TCP, Purchaser or TCP II (or an event which, with notice or lapse of time or both, would constitute a default by TCP, Purchaser or TCP II) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance by TCP, Purchaser or TCP II required by, result in the triggering of any material payment or other material obligations by TCP, Purchaser or TCP II pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of TCP, Purchaser or TCP II under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which TCP, Purchaser or TCP II is a party, or by which TCP, Purchaser or TCP II or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on the business, results of operations or financial condition of TCP, Purchaser, TCP II and their respective subsidiaries, taken as a whole (a "Purchaser Material Adverse Effect"); (c) to the knowledge of TCP, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to TCP, Purchaser or TCP II which would have a Purchaser Material Adverse Effect; or (d) to the knowledge of TCP, other than the filings under applicable federal, state and local regulatory filings, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, of or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Purchaser Material Adverse Effect.

    4.4 SEC DOCUMENTS. TCP has delivered to the Sellers each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since March 11, 1997, which reports constitute all of the documents required to be filed by TCP with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "TCP Reports"). As of their respective dates, the TCP Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of TCP included in or incorporated by reference into the TCP Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of TCP as of its date, and each of the consolidated statements of income, retained earnings and cash flows of TCP included in or incorporated by reference into the TCP Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of TCP for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

    4.5 NO BROKERS. Neither Purchaser nor TCP has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Sellers, TCP or Purchaser to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that TCP has retained Michael Blitzer Associates and Adams, Harkness & Hill, Inc. as its financial advisors. Other than the foregoing arrangements, TCP is not aware of any claim for payment of any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby. Purchaser and TCP agree to be solely responsible for the payment of all fees and commissions due and payable to Michael Blitzer Associates and Adams, Harkness & Hill, Inc.

    4.6 TCP COMMON STOCK. The issuance and delivery of shares of TCP Common Stock in connection with this Agreement have been duly and validly authorized by all necessary corporate action. The shares of TCP Common Stock to be issued in connection with this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

    4.7  CAPITALIZATION The total authorized capital stock of TCP consists of
(i) 22,500,000 shares of TCP Common Stock, 6,916,465 shares of which are issued and outstanding as of October 1, 1997; and (ii) 1,000,000 shares of blank check preferred stock, none of which are issued and outstanding as of the date hereof. The authorized capital stock of Purchaser consists of 1,000 shares of Common Stock, $0.01 par value per share, 100 shares of which are issued and outstanding as of the date hereof and are owned by TCP. The authorized capital stock of TCP II consists of 1,000 shares of Common Stock, $0.01 par value per share, 100 shares of which are issued and outstanding as of the date hereof and are owned by TCP. There are no shares of capital stock of TCP, Purchaser or TCP II of any other class authorized, issued or outstanding.

    4.8 MATERIAL ADVERSE CHANGE. Since June 30, 1997 to the date of hereof, other than what has been disclosed by TCP in Form 8-K's filed by TCP with the SEC (copies of which have been previously provided to Sellers) and TCP's recent sale of its TESS product line to an entity controlled by Neil Taylor, a current director and executive officer of TCP, TCP and its subsidiaries, taken as a whole, have not suffered any change in their businesses, operations, assets, liabilities, financial condition or prospects which would have a Purchaser Material Adverse Effect.


                                      ARTICLE V

                       SELLERS' REPRESENTATIONS AND WARRANTIES

    All of the representations and warranties contained in this Article V and all representations and warranties which are set forth elsewhere in this Agreement and in any financial statement, exhibit or document delivered by Sellers to Purchaser pursuant to this Agreement or in connection herewith shall survive the Closing (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by Purchaser. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Representations and warranties of Sellers are made as of the date hereof. All representations and warranties of Sellers are made subject to the exceptions noted in the schedule delivered by Sellers to Purchaser concurrently herewith attached hereto and incorporated herein by reference and identified as the "Disclosure Statement". All exceptions noted in the Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers. Except as otherwise set forth in the Disclosure Statement, Sellers jointly and severally hereby represent and warrant to Purchaser as follows:

    5.1  ORGANIZATION, STANDING AND QUALIFICATION.  Each of the Selling
Entities (a) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as proposed to be conducted; (c) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed; and (d) has obtained all material licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business.

    5.2  CAPITALIZATION.

         (a) The total authorized capital stock of CDI consists of 1,000 shares of common stock, $____ par value per share, 1000 shares of which are issued and outstanding as of the date hereof and are owned of record by Priester. There are no shares of capital stock of CDI of any other class authorized, issued or outstanding.

         (b) The total authorized capital stock of CDS consists of 1,000 shares of common stock, $____ par value per share, 1000 shares of which are issued and outstanding as of the date hereof and 500 shares of which are owned of record by Priester and 500 shares of which are owned of record by Peter O'Keefe. There are no shares of capital stock of CDM of any other class authorized, issued or outstanding.

         (c) The total authorized capital stock of CDM consists of 1,000 shares of common stock, $____ par value per share, 1000 shares of which are issued and outstanding as of the date hereof and 500 shares of which are owned of record by Priester and 500 shares of which are owned of record by Russell Sammeth. There are no shares of capital stock of CDM of any other class authorized, issued or outstanding.

         (d) Each share of common stock of each Selling Entity is (i) duly authorized and validly issued; (ii) fully paid and nonassessable; and (iii) free and clear of all Claims and restrictions on voting and transfer other than restrictions on transfer imposed by Federal and state securities laws.

         (e) There are currently no outstanding, and as of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of any of the Selling Entities, (ii) options, warrants or other rights to purchase or subscribe to capital stock of any of the Selling Entities or securities convertible into or exchangeable for capital stock of any of the Selling Entities, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind to which any of the Sellers is a party or is bound relating to the issuance of any capital stock of any of the Selling Entities.

         (f) None of the Selling Entities have any obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet (all the foregoing herein collectively being referred to as the "Liabilities") except for: (i) Liabilities provided for or reserved against in the Financial Statements or the Interim Financial Statements (as defined herein); (ii) Liabilities which have been incurred by the Selling Entities subsequent to August 31, 1997 in the ordinary course of the Selling Entities' respective businesses and consistent with past practices; (iii) Liabilities under the executory portion of any written purchase order, sales order, lease, agreement or commitment of any kind by which the Selling Entities are bound and which was entered into in the ordinary course of the Selling Entities' respective businesses and consistent with past practices; and (iv) liabilities and obligations of the Selling Entities disclosed in the Disclosure Statement.

    5.3 OWNERSHIP INTERESTS. None of the Selling Entities have any subsidiaries nor do any of the Selling Entities own any direct or indirect interest in any corporation, joint venture, limited liability company, partnership, association or other entity. Since January 1, 1996, none of the Selling Entities have (i) disposed of the capital stock or assets of any ongoing business (or portion thereof), or (ii) purchased the business and/or assets of another person, firm or corporation (whether by purchase of stock, assets, merger or otherwise).

    5.4 CONSTITUENT DOCUMENTS. True and complete copies of the Articles of Incorporation and all amendments thereto, the Bylaws as amended and currently in force, all stock records, and all corporate minute books and records of each of the Selling Entities have been furnished by Sellers to Purchaser for inspection. Said stock records accurately reflect all stock transactions and the current stock ownership of each Selling Entity. The corporate minute books and records of each Selling Entity contain true and complete copies of all resolutions adopted by the respective stockholders or the board of directors of each Selling Entity and any other action formally taken by them respectively as such.

    5.5 AUTHORIZATION OF AGREEMENT AND OTHER DOCUMENTS. The execution and delivery of this Agreement, the Escrow Agreement, the Employment Agreement, the Lease and the other documents executed in connection herewith to which any Seller is a party (collectively, the "Seller Ancillary Documents"), have been duly authorized by the Board of Directors and stockholders, of each of the Selling Entities, to the extent each is a party thereto, and no other proceedings on the part of each of the Selling Entities or their respective affiliates are necessary to authorize the execution, delivery or performance of this Agreement or any Seller Ancillary Document. Each of Lines, Priester, Trust I and Trust II have all the requisite power and authority to enter into this Agreement and each of the Seller Ancillary Documents, to the extent each is a party thereto. This Agreement and each of the Seller Ancillary Documents to which any of the Sellers is a party, has been duly executed by a duly authorized officer of such Seller, to the extent each is a party thereto. This Agreement and each of the Seller Ancillary Documents to which any of the Sellers is a party is a valid and binding obligation of such Seller, to the extent each is a party thereto, enforceable against such Seller in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

    5.6 NO VIOLATION. Neither the execution and delivery of this Agreement or the Seller Ancillary Documents by Sellers nor the consummation by Sellers of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of each of the Selling Entities; (b) violate, conflict with, result in a breach by any Seller of any provision of, constitute a default by any Seller (or an event which, with notice or lapse of time or both, would constitute a default by any Seller) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance by any Seller required by, result in the triggering of any material payment or other material obligations by any Seller pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of any of the Selling Entities under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which any of the Selling Entities are a party, or by which any of the Selling Entities or any of their respective properties is bound or affected; (c) to Sellers' knowledge, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to any of the Selling Entities; or (d) to Sellers' knowledge, other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, of or registration with, any domestic governmental or regulatory authority.

    5.7  COMPLIANCE WITH LAWS.

         (a) To Sellers' knowledge, each of the Selling Entities hold all material permits, licenses, variances, exemptions, orders and approvals of any court, arbitral, tribunal, administrative agency or commissioner or other governmental or other regulatory authority or agency ("Governmental Entities") necessary for the lawful conduct of their respective businesses (the "Permits").

         (b) To Sellers' knowledge, each of the Selling Entities are in substantial compliance with the terms of its Permits.

            (c) Each of the Selling Entities are in substantial compliance with all laws, ordinances or regulations of all Governmental Entities, including, but not limited to, those related to occupational health and safety, controlled substances or employment and employment practices.

            (d) As of the date hereof, no investigation, review, inquiry or proceeding by any Governmental Entity with respect to any of the Selling Entities are pending or, to the best knowledge of Sellers, threatened.

            (e) None of the Selling Entities are currently subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations.

    5.8 BOOKS AND RECORDS. Each of the Selling Entities' books, accounts and records are, and have been, maintained in such Selling Entities' usual, regular and ordinary manner, in accordance with GAAP, and all material transactions to which any Selling Entity are or have been a party are properly reflected therein.

    5.9 FINANCIAL STATEMENTS. (a) The Disclosure Statement contains complete and accurate copies of the audited combined balance sheets, statements of income and retained earnings, statements of cash flows and notes to financial statements (together with any supplementary information thereto) of the Selling Entities and the Related Entities (as defined herein) as of and for the year ended December 31, 1996. The financial statements described in the preceding sentence are hereinafter referred to as the "Financial Statements". The Disclosure Statement also contains complete and accurate copies of the unaudited combined balance sheet and statement of income and retained earnings and unaudited statement of cash flows of the Selling Entities as of and for the eight (8) month period ended August 31, 1997. The financial statements described in the preceding sentence are referred to herein as the "Interim Financial Statements". The Financial Statements and the Interim Financial Statements present accurately and completely the combined financial position of the Selling Entities and the Related Entities (as defined herein) as of the dates thereof and the results of operations and cash flows of the Selling Entities and the Related Entities for the periods covered by said statements, in accordance with GAAP. The Disclosure Statement contains complete and correct copies of all attorneys' responses to audit inquiry letters and all management letters from each of the Selling Entities' independent certified public accountants for calendar year 1996.

    5.10 ACCOUNTS RECEIVABLES. None of the trade receivables and notes receivable which are reflected on the Financial Statements, the Interim Financial Statements or which arose subsequent to the date of the Interim Financial Statements, is or was subject to any counterclaim or set off. All of such trade receivables arose out of bona fide, arms-length transactions for the sale of goods or performance of services, and all such trade receivables and notes receivable are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. All such reserves, allowances and discounts, were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Selling Entities and the Related Entities in the customary practice of their respective businesses as historically conducted. None of the Selling Entities have any outstanding sales on consignment, sales on approval, sales on return or guaranteed sales.

    5.11 INVENTORY. All Inventory of the Selling Entities consists of items of a quantity and quality historically useable and/or saleable in the normal course of business, except for items of obsolete and slow-moving material and materials which are below standard quality, all of which have been written down to estimated net realizable value on an item by item basis. With the exception of items of below standard quality which have been written down to their estimated net realizable value, the Inventory is free from defects in materials and/or workmanship. All Inventory reflected in the Financial Statements or the Interim Financial Statements is valued at the lower of cost or market with cost determined by the first in first out accounting method. Since August 31, 1997, there has not been a material change in the level of the Inventory. All Inventory is, and all tools, dies, jigs, patterns, molds, equipment, supplies and other materials used in the production of Inventory are, located at the Leased Premises. To Seller's knowledge, all Inventory has been produced in material compliance with applicable laws.

    5.12    BANK ACCOUNTS.  The Disclosure Statement contains a list showing:
(a) the name of each bank, safe deposit company or other financial institution in which any of the Selling Entities has an account, lock box or safe deposit box; (b) the names of all persons authorized to draw thereon or to have access thereto and the names of all persons and entities, if any, holding powers of attorney from the Selling Entities; and (c) all instruments or agreements to which any Selling Entity is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

    5.13.   INTELLECTUAL PROPERTY.

            (a) The Disclosure Statement identifies all of the following which are used in the Business and in which any of the Selling Entities claims any ownership rights: (i) all trademarks, service marks, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"), together with information regarding all registrations and pending applications to register any such rights; (ii) all common law Trademarks; (iii) all proprietary formulations, manufacturing methods, know-how and trade secrets which are material to the Business; (iv) all patents on and pending applications to patent any technology or design; (v) all registrations of and applications to register copyrights; and (vi) all licenses or rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by any of the Selling Entities. The rights required to be so identified are referred to herein collectively as the "Intellectual Property".

            (b) (i) One of the Selling Entities is the owner of or duly licensed to use each Trademark and its associated goodwill; (ii) each Trademark registration exists and has been maintained in good standing; (iii) each patent and application included in the Intellectual Property exists, is owned by or licensed to one of the Selling Entities, and has been maintained in good standing; (iv) each copyright registration exists and is owned by one of the Selling Entities; (v) no Seller has received any notice that any other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (vi) Sellers have no knowledge of any claim that any third party asserts ownership rights in any of the Intellectual Property; (vii) Sellers have no knowledge of any claim or any reason to believe that the Selling Entities' use of any Intellectual Property infringes any right of any third party; (viii) Sellers have no knowledge or any reason to believe that any third party is infringing on any of the Selling Entities' rights in any of the Intellectual Property; and (ix) Sellers have no knowledge or any reason to believe that any of its actions or the actions of the Selling Entities have infringed or is infringing on any third party's Intellectual Property rights.

    5.14. TITLE TO PROPERTIES. Attached to the Disclosure Statement is a list and description of each item of real or tangible personal property owned by any of the Selling Entities which has a salable value in excess of $2,500. One of the Selling Entities (i) has good, marketable, legal and valid title to such property free and clear of all liens, claims, encumbrances or security interests (collectively, "Liens"); and (ii) has not received any notice or become aware of any condition which would materially and adversely affect its peaceful and undisturbed possession under all leases to which it is a party as lessee. All of the leases to which any of the Selling Entities is a party are legal, valid and binding and in full force and effect, and no default by any of the Selling Entities, or, to the knowledge of Sellers, any other party thereto has occurred or is continuing thereunder. No property or asset used by the Selling Entities in connection with the operation of the Business is held under any lease or under any conditional sale or other title retention agreement. Except for such assets and facilities as are immaterial to the Business, unless disclosed on the Disclosure Statement, all tangible assets and facilities of the Selling Entities being purchased by the Purchaser hereunder or to be used by the Purchaser following Closing are in good operating condition and repair (ordinary wear and tear excepted) and are sufficient to conduct the Business as previously conducted prior to the date hereof.

    5.15    REAL ESTATE.

            (a) None of the Selling Entities own any real estate, or has the option to acquire any real estate.

            (b) None of the Selling Entities lease any real estate other than the premises identified in the Disclosure Statement as being so leased (the "Leased Premises"). The Leased Premises are leased to one of the Selling Entities pursuant to written leases, true, correct and complete copies of which are attached to the Disclosure Statement. None of the improvements comprising the Leased Premises, or the businesses conducted or proposed to be conducted by the

Selling Entities thereon, are in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance, public utility or other easements or other applicable law, except for violations which do not have a material adverse effect upon or materially interfere with the conduct of the Business. No material expenditures are required to be made for the repair or maintenance of any improvements on the Leased Premises or for the Leased Premises to be used for its intended purpose. None of the Selling Entities are in default under any agreement relating to the Leased Premises nor, to the best knowledge of Sellers, is any other party thereto in default thereunder.

            (c) The Leased Premises and each facility located on the Leased Premises are currently served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate such Leased Premises in accordance with the operations that have been historically conducted thereon and, to Sellers' knowledge, none of the utility companies serving any such Leased Premises has threatened any of the Sellers with any reduction in service. All of said utilities are installed and operating on the Leased Premises and all installation and connection charges have been paid for in full.

            (d) No Seller or Governmental Authority has asserted any challenges or appeals regarding the amount of the taxes on, or the assessed valuation of, the Leased Premises, and no Seller has any special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this Section 5.15(e) shall not be deemed to be breached by any prospective general increase in real estate tax rates).

            (e) There are no condemnation proceedings pending or, to the best of Sellers' knowledge, threatened with respect to any portion of the Leased Premises.

            (f) There is no tax assessment (in addition to the normal, annual general real estate tax assessment, including, ad valorem property taxes imposed upon the real and personal property owned by the Sellers for 1997) pending or, to the best of Sellers' knowledge, threatened with respect to any portion of the Leased Premises to the extent the Selling Entities are liable for payment therefor.

            (g) The buildings and other facilities located on the Leased Premises are free of any latent structural or engineering defects known to Sellers or any patent structural or engineering defects.

    5.16.   CONTRACTS.

            (a) Except as disclosed in the Disclosure Statement, none of the Selling Entities are a party to, or bound by, or the issuer or beneficiary of, any undischarged written or oral: (i) agreement or arrangement obligating any of the Selling Entities to pay or receive, or pursuant to which any of the Selling Entities have previously paid or received, an amount in excess of $20,000; (ii) agreement or arrangement which by its terms cannot be terminated by one of the Selling Entities for a period in excess of thirty (30) days without payment or penalty; (iii) employment or consulting agreement; (iv) collective bargaining agreement; (v) plan or contract or arrangement providing for bonuses, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering employees of any of the Selling Entities;
(vi) agreement restricting in any manner any of the Selling Entities' right to compete with any other person or entity, any Selling Entities' right to sell to or purchase from any other person or entity, the right of any other party to compete with any of the Selling Entities' or the ability of such person or entity to employ any of the Selling Entities' employees; (vii) secrecy or confidentiality agreement; (viii) guaranty, performance, bid or completion bond, or surety or indemnification agreement; (ix) requirements contract; (x) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement or letter of credit; (xi) agreement for the treatment or disposal of Materials of Environmental Concern; (xii) power of attorney; or (xiii) partnership or joint venture agreement.

            (b) All agreements, leases, subleases and other instruments referred to in this Section 5.16, are in full force and binding upon the respective Selling Entities and, to the Sellers' knowledge, upon the other parties thereto. None of the Selling Entities, nor to Sellers' knowledge, any of the other parties thereto are in default under any such agreement, lease, sublease or other instrument. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default under any such agreement, lease, sublease or other instrument by any of the Selling Entities, or, to Sellers' knowledge, the other contracting party. None of the Selling Entities have released or waived any material right under any such agreement, lease, sublease or other instrument.

    5.17 INSURANCE. The Disclosure Statement contains a true and correct list of all insurance policies which are owned by any of the Selling Entities or which name any of the Selling Entities as an insured (or loss payee), including without limitation those which pertain to the Selling Entities' assets, employees or operations. All such insurance policies are in full force and effect and the Selling Entities have not received notice of cancellation of any such insurance policies.

    5.18 LITIGATION. Except as disclosed on the Disclosure Statement, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the best of Sellers' knowledge, threatened against any of the Selling Entities, or any of the Selling Entities' respective officers, directors or Affiliates (as defined herein), with respect to or affecting the Selling Entities' operations, business, products, sales practices or financial condition, or related to the consummation of the transaction contemplated hereby or the Seller Ancillary Documents. Except as disclosed on the Disclosure Statement, there are no facts known to Sellers which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Selling Entities, would have a material adverse effect on the business, operations, assets, liabilities, financial condition or prospects of the Selling Entities before or after the Closing.

    5.19 WARRANTIES. Except as disclosed on the Disclosure Statement, none of the Selling Entities have made any oral or written warranties with respect to the quality or absence of defects of its products or services which it has sold or performed which are in force as of the date hereof. Except as disclosed on the Disclosure Statement, there are no material claims pending, or to Sellers' knowledge, anticipated or threatened against any of the Selling Entities with respect to the quality of or absence of defects in any of its products or services. The Disclosure Statement sets forth a summary, which is accurate in all material respects, of all returns of defective products during the period beginning January 1, 1996 and ending on the date hereof, and all credits and allowances for defective products given to customers during said period, and said summary in each case accurately describes the defect which resulted in the return, allowance or credit. Except as disclosed on the Disclosure Statement, none of the Selling Entities have paid or been required to pay direct, incidental, or consequential damages to any person in connection with any of such products or services.

    5.20 PRODUCTS LIABILITY. The Selling Entities have received no notice nor do the Sellers have any knowledge relating to any claim involving any product manufactured, produced, distributed or sold by or on behalf of any of the Selling Entities resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations.

    5.21 ARBITRATION. None of the Selling Entities are a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the properties, assets, personnel or business activities of any of the Selling Entities.

    5.22    TAXES.

            (a) As used in this Agreement, (i) "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security, Medicare or other health program, excise, severance, stamp, occupation, premium, property (including property Taxes assessed against a landlord of any Seller, but borne by such Seller pursuant to a lease), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or other additional amounts with respect thereto; (ii) "Tax" means any one of the foregoing Taxes; (iii) "Returns" means all returns, information returns or statements, declarations, reports, statements and other documents (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes; and (iv) "Return" means any one of the foregoing Returns.

            (b) Each of the Selling Entities has filed all required Tax Returns for all Tax periods in all jurisdictions where Returns have been required and, except with respect to matters set forth in the Disclosure Statement, all such Returns were correct and complete and not susceptible to adjustment by any taxing authority. Except as disclosed in the Disclosure Statement, all Taxes owed by each of the Selling Entities have been paid for each taxable period for which such Returns have been filed or were required to be filed. None of the Selling Entities have filed any Returns in any state or local jurisdiction other than South Carolina which is not listed on the Disclosure Statement, nor have any of the Selling Entities failed to file a Return in any state or local jurisdiction which, under the laws, rules and regulations of such jurisdiction, is or was required to be filed. Purchaser cannot be assessed or otherwise held liable for any Tax obligation of any Selling Entity.

            (c)       Except as otherwise stated in the Disclosure Statement:
(i) no extension of time, within which to file any Return which has not been filed, has been requested by any of the Selling Entities or granted by any Tax authority; (ii) no Selling Entity has waived or extended any statute of limitations with respect to any Tax or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is still in effect; (iii) no examinations of any Returns are pending, and the Disclosure Statement sets forth those years since 1987 for which examinations have been completed and the results of such examinations; (iv) no issues have been raised in writing (and are currently pending) by any taxing authority in connection with any of the Tax Returns filed by any of the Selling Entities, and none of the Selling Entities have received any written notice of deficiency or assessment from any taxing authority, other than deficiencies or assessments which have been paid or finally settled, or which are disclosed in the Disclosure Statement and are being contested in good faith through appropriate proceedings; and (v) there are no liens filed against, or threatened to be filed against, any asset of any of the Selling Entities resulting from the failure to pay any Tax when due.

            (d) None of the Selling Entities: (i) have ever been a member of an affiliated group of corporations, within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) have any liability, whether under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, for the Taxes of any person other than the Selling Entities; (iii) are or at any time have been a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement; (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; or (v) is or has been a person other than a United States person within the meaning of the Code (and the transaction contemplated herein is not subject to the withholding provisions of section 3406 or subchapter a of Chapter 3 of the Code).

            (e) None of the assets of any of the Selling Entities (i) are "tax-exempt use property" within the meaning of Section 168(h) of the Code; (ii) is property that any of the Selling Entities is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former section 168(f)(8) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax-exempt under section 103(a) of the Code.

    5.23 EMPLOYEE BENEFITS. None of the Selling Entities nor any corporation or business which is now or at the relevant time was an affiliate of any of the Selling Entities as determined under the Code section 414(b), (c), (m) or (o) ("ERISA Affiliate") maintains, administers, contributes to or has any liability under, or has maintained, administered, contributed to or had any liability under, nor do the employees of any of the Selling Entities or any ERISA Affiliate receive or have any reason to expect to receive as a condition of employment, benefits pursuant to any: employee pension benefit plan (as defined in Section 3(2) of ERISA) ("Plan"), including, without limitation, any multi-employer plan as defined in Section 3(37) of ERISA ("Multi-Employer Plan") or any non-qualified deferred compensation plan or retirement plan; employee welfare benefit plan (as defined in Section 3(1) of ERISA) ("Welfare Plan"), including any other plan, program, agreement or arrangement under which former employees of any of the Selling Entities or an ERISA Affiliate (or their beneficiaries) are entitled, or current employees of any of the Selling Entities or an ERISA Affiliate will be entitled, following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or bonus, stock, stock purchase, or stock option plan, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement ("Employee Benefit Plan") other than those Plans, Welfare Plans and Employee Benefit Plans described in the Disclosure Statement;

            (a) There is no provision in any Plan, Welfare Plan or Employee Benefit Plan, and none of the Selling Entities or their ERISA Affiliates or any officer or agent of the same has made any promise or representation, to the effect that any employee of the Selling Entities may look to Purchaser or its affiliates or any other "successor-in-interest" (by whatever manner defined) to the Selling Entities to provide or be obligated to provide or arrange for the provision of any benefit promised, whether actually or contingently, under any Plan, Welfare Plan or Employee Benefit Plan.

            (b) True and complete copies of each Plan, Welfare Plan and Employee Benefit Plan, related trust agreements, insurance contracts, annuity contracts or other funding vehicles, determination letters, summary plan descriptions, copies of any pending applications, filings or notices with respect to any of the Plans, Welfare Plans or Employee Benefit Plans with the IRS, the PBGC, the Department of Labor or any other governmental agency, copies of all corporate resolutions or other documents pertaining to the adoption of the Plans, Welfare Plans or Employee Benefit Plans or any amendments thereto or to the appointment of any fiduciaries thereunder and copies of any investment management agreements thereunder and of any fiduciary insurance policies, surety bonds, rules, regulations or policies, of the trustees or of any committee thereunder, all communications and notices to employees regarding any Plan, Welfare Plan, or Employee Benefit Plan, annual reports on Form 5500, Form 990 financial statements and actuarial reports for the most recent five Plan years, and each plan, agreement, instrument and commitment referred to herein, have been furnished or made available to Purchaser and are attached to the Disclosure Statement. All of the foregoing are legally valid, binding, in full force and effect as to applicable the Selling Entity or their ERISA Affiliates or any officer or agent of the same, as the case may be, and there are no defaults thereunder by any Selling Entity or their

ERISA Affiliates or any officer or agent of the same, as the case may be. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to Purchaser fully and accurately set forth the financial and actuarial condition of each Plan and each trust funding any Welfare Plan. With respect to each Plan, Welfare Plan and Employee Benefit Plan, the Disclosure Statement sets forth the name and address of the administrator and trustees and the policy number and insurer under all insurance policies;

            (c)       None of the Plans, Welfare Plans or Employee Benefit
Plans has any material unfunded liabilities which are not reflected on the Financial Statements or, in the case of any Plan, on the latest actuarial report and with respect to the Plans. None of the Plans is a "top-heavy" plan, as defined in Section 416 of the Code. Except as disclosed in the Disclosure Statement, none of the Selling Entities have any plans, programs, arrangements or made any other commitments to its employees, former employees or their beneficiaries under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust or other funding arrangement. There have been no material changes in the operation or interpretation of any of the Plans, Welfare Plans or Employee Benefit Plans since the most recent annual report or actuarial report which would have any material effect on the cost of operating or maintaining such Plans Welfare Plans on Employee Benefit Plans; and

            (d) There are no pending or, to Seller's knowledge, threatened claims, lawsuits, arbitrations, or governmental audits, examinations or inquiries asserted or instituted against any of the Plans, Welfare Plans, or Employee Benefit Plans, or any fiduciaries thereof, except in the case of Multi-Employer Plans, fiduciaries that are officers, employees, directors, agents or owners of the Selling Entities or ERISA Affiliates, with respect to their duties to the Plan, Welfare Plans or Employee Benefit Plan or the assets of any trusts thereunder, by any employee or beneficiary covered under any Plans, Welfare Plans or Employee Benefit Plans or otherwise involving any Plan, Welfare Plan or Employee Benefit Plan (other than routine claims for benefits); and the Sellers have no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such claims, lawsuits or arbitrations. None of the Selling Entities nor any of the ERISA Affiliates, nor any of their directors, officers, employees or any other "fiduciary", as such term as defined in Section 3(21) of ERISA, knows of or has received any notice of any liability for failure to comply with ERISA or the Code or failure to act in connection with the administration or investment of any Plan.

    5.24 LABOR MATTERS. Except as set forth in the Disclosure Statement or for events that occur after the date hereof which are disclosed in writing by the Sellers to Purchaser, (a) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of Sellers, threatened against or affecting the Selling Entities, and during the past three years, there has not been any such action; (b) to Sellers' knowledge, there are no union claims or petitions to represent the employees of the Selling Entities; (c) none of the Selling Entities are a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Selling Entities; (d) none of the employees of the Selling Entities are represented by any labor organization and none of the Sellers have any knowledge of any current union organizing activities among the employees of the Selling Entities, nor to their knowledge does any question concerning representation exist concerning such employees; (e) the Selling Entities are, and have at all times been, in material compliance with all applicable employment laws and practices, including, without limitation, any such laws relating to employment discrimination, occupational safety and health and unfair labor practices; (f) there is no unfair labor practice charge or complaint against the Selling Entities pending or, to the best knowledge of Sellers, threatened before the National Labor Relations Board or any charges or complaints, or facts which could give rise to a charge or complaint, pending or threatened with any Governmental Entity who has jurisdiction over unlawful employment practices; (g) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure pending relating to the Selling Entities; (h) none of the Selling Entities are delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the Closing or amounts required to be reimbursed to such employees; (i) upon termination of the employment of any of the employees of the Selling Entities after the Closing, none of the Selling Entities will be liable to any of its employees for severance pay; (j) the employment of each of the Selling Entities employees is terminable at will without cost to any of the Selling Entities except for payments required under the Plans, Welfare Plans and Employee Benefit Plans and payment of accrued salaries or wages and vacation pay; (k) no employee or former employee of the Selling Entities has any right to be rehired by any of the Selling Entities prior to the Selling Entities hiring a person not previously employed by any of the Selling Entities; and (l) the Disclosure Statement contains a true and complete list of all employees who are employed by the Selling Entities as of the date hereof, and said list correctly reflects their salaries, wages, other compensation (other than benefits under the Plans, Welfare Plans and Employee Benefit Plans), dates of employment and positions. Except as disclosed on the Disclosure Statement, none of the Selling Entities owes any past or present employee any sum in excess of $5,000 individually and $20,000 in the aggregate other than for accrued wages or salaries for the current payroll period, and amounts payable under Plans, Welfare Plans or Employee Benefit Plans. Except as disclosed on the Disclosure Statement, no employee owes any sum to any of the Selling Entities in excess of $5,000, and all employees together do not owe the Selling Entities in excess of $20,000.

    5.25.    ENVIRONMENTAL MATTERS.

            (a) All of the Selling Entities and their respective assets and businesses are in substantial compliance with all Environmental Laws and Environmental Permits (as herein defined). A copy of any notice, citation, inquiry or complaint which any of the Selling Entities has received in the past three years of any alleged violation of any Environmental Law or Environmental Permit is contained in the Disclosure Statement, and all violations alleged in said notices have been or are being corrected. A description of all such violations currently being corrected is contained in the Disclosure Statement. The Selling Entities possess all material Environmental Permits which are required for the operation of the Business, and are in substantial compliance with the provisions of all such Environmental Permits. Copies of all Environmental Permits issued to the Selling Entities are contained in the Disclosure Statement. The Sellers have delivered to Purchaser copies of all environmental reports with respect to the Leased Premises in its possession which were conducted during the last five years.

            (b) The Disclosure Statement sets forth a complete list of all Materials of Environmental Concern stored, treated, generated, used, transported or Released (as herein defined) in connection with the operation of the Business. There has been no storage, treatment, generation, transportation or Release of any Materials of Environmental Concern by any of the Selling Entities or their respective predecessors in interest, or by any other person or entity for which the Selling Entities are or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) in violation of, or which could give rise to any obligation under, Environmental Laws.

            (c) The Disclosure Statement sets forth a complete list of all Containers (as herein defined) that are now present at, or have heretofore been removed from the Leased Premises. All Containers which have been heretofore removed from the Leased Premises have been removed in accordance with all applicable Environmental Laws.

            (d) For the purposes of this Agreement: (i) "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Materials of Environmental Concern; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing; (ii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws; (iii) "Materials of Environmental Concern" means (A) pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) "hazardous substance" as defined in CERCLA, and (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C., Sec. 6902 ET. SEQ., and all amendments thereto and reauthorizations thereof; and (B) even if not prohibited, limited or regulated by Environmental Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any person, or impair the use or value of any portion of the Leased Premises; (iv) "Release" means any spill, discharge, leak, emission, escape, injection, dumping, or other release or threatened release of any Materials of Environmental Concern into the environment, whether or not notification or reporting to any governmental agency was or is, required, including without limitation any Release which is subject to CERCLA; (v) "Facility" means any facility as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, ET. SEQ., as amended and reauthorized ("CERCLA"); (vi) "Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by the Selling Entities; and (vii) "Containers" means above-ground and under-ground storage tanks, vessels and related equipment and containers.

    5.26 INTERIM CONDUCT OF BUSINESS. Except as otherwise contemplated by this Agreement or as disclosed in the Disclosure Statement, since August 31, 1997, none of the Selling Entities have:

            (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any material portion of its assets or property, except for sales of Inventory and cash applied in the payment of any of the Selling Entities' Liabilities, in the usual and ordinary course of business in accordance with the Selling Entities' past practices;

            (b) suffered any material casualty, damage, destruction or loss, or interruption in use, of any material asset, property or portion of Inventory (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

            (c) written off any material asset as unusable or obsolete or for any other reason;

            (d) made or suffered any material change in the conduct or nature of any aspect of its business, whether or not made in the ordinary course of business or whether or not such change had a material adverse effect of the financial condition or operations of the Selling Entities;

            (e) waived any material right arising out of the conduct of, or with respect to, their respective businesses;

            (f) made (or committed to make) capital expenditures in an amount which exceeds $10,000 for any item or $50,000 in the aggregate;

            (g) discharged any material liability except in the usual and ordinary course of business in accordance with past practices, or prepaid any liability;

            (h)       made any change in accounting methods or principles;

            (i) entered into any material transaction with, or made any payment to, or incurred any liability to, any Related Party;

            (j) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;

            (k) paid or incurred any management or consulting fees, or engaged any consultants;

            (l)    adopted any new Plan, Welfare Plan or Employee Benefit Plan;

            (m)    issued or sold any securities of any class;

            (n) paid, declared or set aside any dividend or other distribution on its securities of any class or purchased, exchanged or redeemed any of its securities of any class; or

            (o) without limitation by the enumeration of any of the foregoing, entered into any transaction other than in accordance with past practices.

Notwithstanding the foregoing, none of the Selling Entities shall be deemed to have breached the terms of this Section 5.26 by entering into this Agreement or by consummating the transactions contemplated hereby.

    5.27.   AFFILIATED TRANSACTIONS.  Since January 1, 1993, none of the
Selling Entities or any of the Related Entities have been a party to any transaction (other than employee compensation and other ordinary incidents of employment) with a "Related Party". For purposes of this Agreement, the term "Related Party" shall mean: any present or former officer, director, stockholder or affiliate of any of the Selling Entities or any predecessor in interest to any of the Selling Entities, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business, is presently owned by or leased or licensed by or to any Related Party. All amounts due and owing to or from any of the Selling Entities by or to any of the Related Parties (excluding employee compensation and other incidents of employment) have been paid in full. Except for the ownership of securities representing less than a 2% equity interest in various publicly traded companies, none of the Sellers, any Related Entity, nor to Sellers' knowledge, any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with any of the Selling Entities' business.

    5.28. SIGNIFICANT CUSTOMERS, SUPPLIERS, DISTRIBUTORS AND EMPLOYEES. The Disclosure Statement sets forth an accurate list of the Selling Entities' Significant Customers (as defined herein), Significant Suppliers (as defined herein), Significant Distributors (as defined herein) and Significant Employees (as defined herein). None of the Sellers have any knowledge of any intention or indication of intention by a (a) Significant Customer to terminate its business relationship with any of the Selling Entities or to limit or alter its business relationship with any of the Selling Entities in any material respect; (b) Significant Supplier to terminate its business relationship with any of the Selling Entities or to limit or alter its business relationship with any of the Selling Entities in any material respect; (c) Significant Distributor to terminate its business relationship with any of the Selling Entities or to limit or alter its business relationship with any of the Selling Entities in any material respect; or (d) Significant Employee intends to terminate or has terminated his employment with any of the Selling Entities. As used herein, (w) "Significant Customer" means the 10 largest customers of each of the Selling Entities measured in terms of sales volume in dollars for each of the years ended December 31, 1996 and 1995, (x) "Significant Supplier" means any supplier of the Selling Entities from whom the Selling Entities have purchased $250,000 or more of goods during either of years ended December 31, 1996 or 1995 for use in the any of the Selling Entities' respective businesses; (y) "Significant Distributor" means any distributor that, on any of the Selling Entities' behalf, has distributed to other distributors, wholesalers, retailers or end users, the Selling Entities' products with a value in excess of $250,000 during either of years ended December 31, 1996 or 1995; and (z) "Significant Employee" means the Chief Executive Officer, the Chief Operating Officer, the President, any Vice President, the Treasurer, any sales representative or sales manager or any other executive officer of any of the Selling Entities.

    5.29. MATERIAL ADVERSE CHANGE. Since December 31, 1996, none of the Selling Entities have suffered or been threatened with (and none of the Sellers have knowledge of any facts which may cause or result in) any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of the Selling Entities, including, without limiting the generality of the foregoing, the existence or threat of a labor dispute, or any material adverse change in, or loss of, any relationship between any of the Selling Entities and any of its key employees.

    5.30. BRIBES. None of the Sellers or any Related Entity, nor, to Sellers' knowledge, any of their respective former or current officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Selling Entities or the Business, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Selling Entities, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, none of the Sellers or any Related Entity have directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.

    5.31. ABSENCE OF INDEMNIFIABLE CLAIMS, ETC. None of the Selling Entities have received any notice of, or have knowledge of any losses, claims, damages, costs, expenses, liabilities or judgements which would entitle any director, officer or employee of any of the Selling Entities to indemnification by any of the Selling Entities under applicable law, the articles of incorporation or bylaws of any of the Selling Entities or any insurance policy maintained by the Selling Entities.

    5.32. BROKERS. Except as set forth in the Disclosure Statement, none of the Selling Entities are under any obligation to pay any financial advisory, broker's, finder's or similar fee or commission in connection with the transactions provided for in this Agreement.

    5.33. ACCURACY AND COMPLETENESS OF INFORMATION. The representations and warranties of the Sellers in this Agreement, and all representations, warranties and statements of the Sellers contained in any schedule, financial statement, exhibit, list or document delivered pursuant hereto or in connection herewith, do not contain or will not contain any untrue statement of material fact or do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading. The copies of all documents furnished by the Sellers to Purchaser pursuant to or in connection with this Agreement are complete and accurate. The information contained in the Disclosure Statement is complete and accurate.

    5.34. NO MATERIAL ASSETS. Other than employment rights relating to certain of the employees of the Selling Entities engaged in the conduct of the Business or the rights to the royalty payments described in Section 3.1(b) of this Agreement, none of the Sellers, other than CDI, has any ownership rights in any assets used in connection with the operation of the Business, including, without limitation, any Intellectual Property rights relating to the Business, or has any interest in the operating income of the Business. None of CD Electronics, Inc., Warehouse, First Computer Dynamics, Inc., Blue Ridge Technical Services, GE Custom Services, TM Services, Dynamic Software, Inc., CDI Sales, Inc., Computer Dynamics Systems, Inc., CDI Sales and Applications, Inc., Computer Dynamics International, Inc., Computer Dynamics Distribution, LLC, Computer Dynamics Sales, Inc., CDI Services, Inc., CDI Computer Dynamics, Inc. (collectively, the "Related Entities"), or any other entity affiliated with Priester or, to Priester's knowledge, any employees of the Selling Entities, has any ownership rights in any assets currently used in connection with the operation of the Business, including, without limitation, any Intellectual Property rights relating to the Business, or has any interest in the operating income of the Business or is engaged in any Business which competes with the Business. None of the Related Entities currently owns any assets of material value or has any rights to any assets of material value.

                                      ARTICLE VI

                               POST-CLOSING AGREEMENTS

    6.1 POST-CLOSING AGREEMENTS. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

    6.2 INSPECTION OF RECORDS. Sellers, Purchaser and their respective Affiliates shall each retain and make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the date hereof, with respect to all transactions of the Selling Entities or the Related Entities occurring prior to and those relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Selling Entities or the Related Entities. In the case of records owned by Sellers or any of its Affiliates, such records shall be made available at the Selling Entities' executive offices, and in the case of records owned by Purchaser, such records shall be made available at Purchaser's executive office. As used in this Section 6.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

    6.3 CERTAIN ASSIGNMENTS. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any claim, contract, lease, Permit, Environmental Permit, commitment, sales order or purchase order, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the consent required or necessary for such assignment, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or one of the Selling Entities thereunder. If (w) any required consent to the transfer or assignment to Purchaser of any claim, contract, lease, Permit, Environmental Permit, commitment, sales order or purchase order is not obtained, (x) an attempted transfer or assignment would be ineffective or would adversely affect the rights of Purchaser or one of the Selling Entities thereunder so that Purchaser would not receive substantially all of such rights, (y) a contract is assigned to Purchaser pursuant to the provisions hereof and the other contracting party thereafter raises objections to the assignment and refuses to allow Purchaser to perform the contract on the terms therein provided, or threatens to terminate the contract or sue for damages, or (z) a surety company issuing a bond to one of the Selling Entities objects to the completion of a sales order or contract included among the Purchased Assets by Purchaser, Purchaser and Sellers shall cooperate in any arrangement Purchaser may reasonably request to provide for Purchaser the benefits under such claim, contract, lease, Permit, Environmental Permit, commitment or order. Cooperation may include, without limitation, and at Purchaser's request shall include, an arrangement (a so-called "Seconding Arrangement"), to be entered into between Purchaser and one of the Selling Entities pursuant to which such Selling Entity shall nominally perform an order or contract, Purchaser shall retain the economic benefits or detriments of the order or contract and such the Selling Entity shall perform the order or contract with employees lent to such Selling Entity by Purchaser (which employees shall be treated as employees of such Selling Entity during the period of performance) and with inventory, equipment and supplies of Purchaser necessary to complete the order or contract transferred from Purchaser to such Selling Entity as required.

    6.4 USE OF TRADEMARKS; REFERENCES TO SELLER. Sellers shall cease to use and shall not license or permit any third party to use the name "Computer Dynamics", or any name, slogan, logo or trademark which is similar or deceptively similar to any of the Trademarks. Purchaser may refer to its business as formerly being the Selling Entities'.

    6.5 EMPLOYEES. Purchaser shall not be obligated to offer employment to any employee of the Selling Entities, but Purchaser shall have the right to employ employees of the Selling Entities as of the date hereof, on terms and conditions established by Purchaser in its sole discretion. For a period of two
(2) years commencing on the date hereof, neither Sellers nor any of their respective Affiliates shall take any actions which are calculated to persuade any salaried, technical or professional employees, representatives or agents of Purchaser to terminate their association with Purchaser. In the event that any employee of any of the Selling Entities hired by Purchaser after the date hereof is terminated by Purchaser, Purchaser shall be solely responsible for payment of any unemployment compensation or other claims related to the termination of such employment.

    6.6 PAYMENTS OF ACCOUNTS RECEIVABLE. In the event Sellers shall receive any instrument of payment of any of the Accounts Receivable, Sellers shall forthwith deliver it to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser.

    6.7 PRODUCT WARRANTIES. Purchaser will accept returns of products of the Business shipped by the Selling Entities on and prior to the date hereof, or which constitute finished goods inventory on the date hereof, which are defective or which fail to conform to the customer's order in accordance with the following provisions (but Purchaser does not hereby assume any liability to any third party claimant or, except as provided in this Section 6.7, to Sellers). Purchaser shall notify Sellers of each such return, specifying the customers, products and shipment orders involved and stating whether any consequential damages are claimed to have been suffered. If such products are defective or fail to conform to the customer's order, Purchaser shall, at its option, repair or replace the defective or nonconforming products in accordance with the Selling Entities' practices in effect at the time of shipment. Purchaser will repair, rather than replace, such products whenever it is economically and technically practical to do so. To the extent that the costs incurred by Purchaser to repair or replace such products exceed any reserve for returns set forth on the Interim Financial Statements, the costs and expenses incurred by Purchaser with respect to such repair or replacement (which costs shall include (a) in the case of repair, Purchaser's direct costs therefor, an allocable share of manufacturing and general and administrative overhead, and shipping costs from and to the customer; and (b) in the case of replacement, Purchaser's direct manufacturing cost for the replaced item, including an allocable share of manufacturing and general and administrative overhead in connection therewith, and shipping costs to and from the customer) shall be treated as a claim for indemnification subject to the limitations on Sellers' indemnification obligations set forth in Section 8.3(f)
hereof.   Payments with respect to products which can be resold by Purchaser shall be made to Sellers not later than thirty (30) days after the date of resale. Sellers shall reimburse Purchaser for its reasonable out-of-pocket costs (including freight out) of handling and disposing of such defective or nonconforming products which are unsuitable for repair or sale to other customers. At Sellers' request, Purchaser shall provide Sellers with all reasonable information and documentation in Purchaser's possession that would be helpful to Sellers in filing damage claims with any shipper of such products.

    6.8 SALES AND TRANSFER TAXES AND FEES. Sellers shall pay when due from assets other than the Purchased Assets, all sales taxes and/or use taxes, recording fees, personal property title application fees, patent and trademark assignment registration fees, real property transfer taxes and fees and all other taxes and fees on transfer of the Purchased Assets arising by virtue of the sale of the Purchased Assets to Purchaser, regardless of whether the liability for said taxes or fees is imposed by law upon Sellers or upon Purchaser.

    6.9 COVENANT NOT TO COMPETE. As an inducement for Purchaser to enter into this Agreement, each Seller agrees that:

            (a) from and after the Closing and continuing for the lesser of five (5) years from the date hereof or the longest time permitted by applicable law, none of the Sellers nor any of their respective Affiliates shall do any one or more of the following, directly or indirectly:

                   (i) engage or participate, anywhere in the continental United States, as an owner, partner, shareholder, consultant or (without limitation by the specific enumeration of the foregoing) otherwise in any business which is competitive with the Business, as conducted on the date hereof or as proposed to be conducted on the date hereof; or

                   (ii) solicit any customer of Purchaser which has been a customer of one of the Selling Entities or any of their respective Affiliates within the past two (2) years, to purchase from any source other than Purchaser any product or service which is able to be supplied by Purchaser.

                   (iii) in the event of any breach of paragraph (a) of this
    Section 6.9, the time period of the breached covenant shall be extended for the period of such breach. Each Seller and each of their respective Affiliates recognizes that the territorial, time and scope limitations set forth in this Section 6.9 are reasonable and are required for the protection of Purchaser and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Purchaser and each Seller agree to the reduction of either or any of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

For purposes of this Agreement, the term "Affiliate" shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

    6.10 DISCLOSURE OF CONFIDENTIAL INFORMATION. As a further inducement for Purchaser to enter into this Agreement, each Seller agrees that for the longest period permitted by law after the date hereof, each Seller shall, and shall cause their respective Affiliates to, hold in strictest confidence, and not, without the prior written approval of Purchaser, use for their own benefit or the benefit of any party other than Purchaser or disclose to any person, firm or corporation other than Purchaser (other than as required by law) any Confidential Information. For purposes of this Agreement, intending that the term shall be broadly construed to include anything protectible as a trade secret or confidential information under applicable law, "Confidential Information" shall mean all information, and all documents and other tangible items which record information relating to or useful in connection with the Purchaser's business (including the business of any of the Purchaser's Affiliates), which at the time or times concerned is protectible as a trade secret or confidential information under applicable law which has not otherwise entered the public domain through no fault of any Seller and which has been or is from time to time disclosed to or known by each Seller either before or after the date hereof.

    6.11 INJUNCTIVE RELIEF. Each Seller specifically recognizes that any breach of Sections 6.4, 6.5, 6.9 or 6.10 will cause irreparable injury to Purchaser and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Seller agrees that in the event of any such breach, Purchaser shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. Each Seller and Purchaser recognize that the absence of a time limitation in Section 6.10 is reasonable and properly required for the protection of Purchaser and in the event that the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, each Seller agrees and submits to the imposition of such a limitation as said court shall deem reasonable.

    6.12 FURTHER ASSURANCES. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

    6.13    DELIVERY OF FINANCIAL STATEMENTS.  On or prior to November 30,
1997, Sellers shall deliver to Purchaser a copy of the audited combined balance sheet, statement of income and retained earnings, statement of cash flows and notes to financial statements (together with any supplementary information thereto) of the Selling Entities for the period from January 1, 1997 through the date hereof, together with the unqualified opinion of Cherry, Beckett & Holland, the Selling Entities' independent accountants.
For each day after November 30, 1997 that Sellers fail to deliver such financial statements to Purchaser, Sellers jointly and severally agree to pay Purchaser an amount equal to $5,000.

    6.14 SHAREHOLDER MEETING. In connection with its annual meeting of shareholders to be held during TCP's 1998 fiscal year, Purchaser shall cause TCP to solicit a vote from its shareholders to permit an amendment to this Agreement to allow Purchaser to issue in excess of 347,961 shares of TCP Common Stock in connection with the payment of Contingent Consideration. Until such amendment is approved by the shareholders of TCP, Purchaser shall not be permitted to issue in excess of 347,961 shares of TCP Common Stock in connection with the payment of any Contingent Consideration pursuant to the provisions of this Agreement.


                                     ARTICLE VII

                         EMPLOYEES AND EMPLOYEE BENEFIT PLANS

    7.1 EMPLOYEES. Effective as of the date hereof, employees of the Selling Entities who accept employment with Purchaser or TCP II (the "Employees") shall cease to be employees of the Selling Entities and shall thereafter become employees of the Purchaser or TCP II, as the case may be. Sellers shall bear the full cost and expense of any entitlement to benefits due to Employees under the Plans, Welfare Plans or Employee Benefit Plans of the Selling Entities. Sellers shall bear the full cost and expense (including the costs of defense, administration, audit and response to inquiries or allegations of governmental regulators and/or aggrieved participants, employees or beneficiaries), fines, taxes, excise taxes, awards of compensatory, actual or punitive damages or plaintiffs' legal fees, attributable to actual or alleged legal noncompliance, mismanagement, misadministration, fiduciary or contractual breach, error or omissions under any of the Selling Entities' Plans, Welfare Plans or Employee Benefit Plans.

    7.2 PLAN ASSUMPTION/TERMINATION. Neither Purchaser nor TCP II undertakes to assume the sponsorship of or liabilities under any of the Selling Entities' Plans, Welfare Plans or Employee Benefit Plans. Purchaser will attempt, subject to availability, cost considerations and other material business considerations identified at the Purchaser's discretion, to establish for Employees a commercially insured medical benefits plan similar to the Selling Entities' commercially insured medical benefits plan, but it is not intended by the parties that any such plan established or previously maintained by Purchaser will be a continuation or assumption of the plan of the Selling Entities or that Purchaser will be a successor in interest to any Selling Entity with respect to such a plan. At Purchaser's request, the Selling Entities will use all necessary or appropriate efforts to accomplish the assignment of the medical benefits insurance policy owned by the Selling Entities to Purchaser. The Employees are not intended to be third party beneficiaries of Purchaser's obligations under this Section 7.2.

    7.3 CLAIM ASSUMPTION. With respect to all claims which have been incurred prior to the date hereof, regardless whether reported, such Claims shall be processed through and paid under the Selling Entities' Welfare Plans (including for this purpose, any educational reimbursement or assistance program). For this purpose, a claim shall be deemed incurred (i) with respect to medical benefits, other than as described in (ii) below, at the time services or materials are received; (ii) with respect to benefits for hospital or nursing home confinement, including doctors' visits, nursing services and other services and supplies furnished in conjunction with the confinement, at the time the confinement commenced; (iii) with respect to life or survivor benefits, at the time of the death; (iv) with respect to short- or long-term disability or accident and sickness benefits, at the time the disability commenced; (v) with respect to amounts payable under workers' compensation or other similar laws, at the time the disability, accident or illness commenced; and (vi) with respect to tuition or educational reimbursements, at the time the class or program commenced. With respect to any employee of the Selling Entities who is not actively at work on the date hereof (for reasons other than normal scheduling or vacation), including former employees who terminated or retired prior to the date hereof, employees on leave of absence for medical or other reasons, and employees on layoff, the Selling Entities shall remain responsible for and continue any applicable welfare benefit plan coverage until such time, if any, as such employee returns to active service with the Purchaser. The Selling Entities shall also remain responsible for and continue to provide any applicable health care continuation coverage under section 4980B of the Code to employees or their dependents if the "qualifying event" (as defined in section 4980B(f)(3) of the Code) occurred prior to Closing.

    7.4 SEVERANCE TREATMENT. The Selling Entities shall be responsible for any severance or other similar benefit payable to any Employee on account of the transaction contemplated hereby under any severance plans, programs or arrangements which the Selling Entities may have maintained; provided, however, that Purchaser shall be responsible for such severance obligations to the extent Purchaser hires such employees and such severance obligations are described in the employment agreements listed on Exhibit B attached hereto. The Selling Entities agree to indemnify Purchaser for and against any and all claims, expenses and losses for severance or other similar benefit which it might incur as a result of this transaction.


                                     ARTICLE VIII

                                   INDEMNIFICATION

    8.1 GENERAL. From and after the Closing, the parties shall indemnify each other as provided in this Article VIII. No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth below shall limit or affect the applicability of a more general indemnification obligation as set forth below with respect to the same subject matter.

    8.2 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the indicated meanings:

            (a) "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any such claim;

            (b) "Indemnified Party" shall mean a party hereto who is entitled to indemnification from another party hereto pursuant to this
Article VIII;

            (c) "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this Article VIII to another party hereto; and

            (d) "Third Party Claims" shall mean any claims for Damages which are asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

    8.3 INDEMNIFICATION OBLIGATIONS OF SELLERS. Sellers shall, jointly and severally, indemnify, save and keep harmless Purchaser and TCP II and each of their respective successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

            (a) any inaccuracy in or breach of any representation and warranty made by any Seller in this Agreement or in any of the Seller Ancillary Documents;

            (b) any breach by any Seller of, or failure by any Seller to comply with, any of its respective covenants or obligations under this Agreement (including, without limitation, their respective obligations under this Article VIII);

            (c) the failure to discharge when due any liability or obligation of any of the Sellers other than the Assumed Liabilities, or any claim against Purchaser or TCP II with respect to any such liability or obligation or alleged liability or obligation;

            (d) any Third Party Claims to the extent caused by the acts or omissions of Sellers prior to the date hereof and not constituting an Assumed Liability, including, without limitation, Damages which arise out of Sellers' operation of the Business prior to the date hereof; and

            (e) without being limited by paragraphs (a), (b), (c) or (d) of this Section 8.3 (and without regard to the fact that any one or more of the items referred to in this Section 8.3(e) may be disclosed in the Disclosure Statement or in any documents included or referred to therein or may be otherwise known to Purchaser or TCP II at the date hereof), (i) any action or failure to act, in whole or in part, on or prior to the date hereof, with respect to any Plan, Welfare Plan or Employee Benefit Plan which any of the Selling Entities or any ERISA Affiliate of any of the Selling Entities has at any time maintained or administered or to which any of the Selling Entities or any ERISA Affiliate of any of the Selling Entities has at any time contributed;
(ii) the violation of any Environmental Law or the presence or release of any Hazardous Materials upon, about or beneath the Leased Premises or any other real property used in connection with the conduct of the Business at any time prior to the date hereof or the migration to or from the Leased Premises or any other real property used in connection with the conduct of the Business at any time prior to the date hereof, or arising in any manner whatsoever out of the violation of any Environmental Law pertaining to the Leased Premises or any other real property used in connection with the conduct of the Business at any time prior to the date hereof and the activities thereon, whether foreseeable or unforeseeable, provided such violation commenced prior to the date hereof; (iii) any liability for Taxes owed by any Seller (whether or not shown on any Return), any Related Entity or any affiliate of any Seller or any Related Entity that were due and payable on or prior to the date hereof; (iv) any inaccuracy in the representations set forth in Section 5.14 hereof; or (v) any violation of, or delinquency in respect to, any decree, order or arbitration award or law, statute, or regulation in effect on or prior to the date hereof of, or agreement of any Seller with, or any license or Permit granted to any Sellers from, any Governmental Authority to which the Purchased Assets are subject, including, without limitation, laws, statutes and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices and discrimination.

            (f)    Notwithstanding anything to the contrary contained in this
Section 8.3, (a) Purchaser agrees to pay 50% of the first $100,000 of Damages incurred by Purchaser pursuant to the provisions of this Section 8.3; and (b) Sellers' indemnification obligations pursuant to Section 8.3(a) shall be limited to $3,000,000 in the aggregate; provided, however, that there shall be no limitation on Sellers' indemnification obligations for a breach of a representation or warranty contained in Sections 5.1, 5.5, 5.7(c), 5.14, 5.22, 5.24(e), 5.25 and 5.34.

    8.4 TCP'S, PURCHASER'S AND TCP II'S INDEMNIFICATION COVENANTS. TCP, TCP II and Purchaser jointly and severally shall indemnify, save and keep harmless Sellers and their respective successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

            (a) any inaccuracy in or breach of any representation and warranty made by TCP, Purchaser or TCP II in this Agreement or in any Purchaser Ancillary Document;

            (b) any breach by TCP, Purchaser or TCP II of, or failure by TCP, Purchaser or TCP II to comply with, any of their respective covenants or obligations under this Agreement (including, without limitation, their respective obligations under this Article VIII);

            (c) Purchaser's failure to pay, discharge and perform any of the Assumed Liabilities when due; or

            (d) any Third Party Claims to the extent caused by the acts or omissions of Purchaser after the date hereof and not constituting an Excluded Liability, including, without limitation, Damages which arise out of Purchaser's operation of the Business after the date hereof.

    8.5 COOPERATION. Subject to the provisions of Section 8.8, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party claim.

    8.6 SUBROGATION. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party but shall be subrogated to any right of action to the extent that it has paid or successfully defended against any Third Party Claim.

    8.7     THIRD PARTY CLAIMS SUBJECT TO INDEMNIFICATION.

            (a) Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party hereto of such Third Party Claim. The failure to give such notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the Indemnifying Party is prejudiced as a result of the failure to give such notice. Within fifteen business days after receipt of the notice by the Indemnifying Party pursuant to the preceding sentence, the Indemnifying Party shall notify the Indemnified Party whether it elects to control the defense of the Third Party Claim. If the Indemnifying Party elects to undertake the defense of such Third Party Claim, it shall do so at its own expense with counsel of its own choosing and it shall acknowledge in writing without qualification its indemnification obligations as provided in this Agreement to the Indemnified Party as to such Third Party Claim. If the Indemnifying Party elects not to defend the Third Party Claim or does not diligently pursue such Third Party Claim, the Indemnified Party shall have the right to undertake, conduct and control the defense of such Third Party Claim through counsel of its own choosing. The party that litigates or contests the Third Party Claim shall keep the other party fully advised of the progress and disposition of such claim.

            (b) In the event the Indemnifying Party elects not to undertake the defense of the Third Party Claim or fails to pursue diligently the defense of such a claim and the Indemnified Party litigates or otherwise contests or settles the Third Party Claim, then, provided that a final determination has been made that the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall promptly reimburse the Indemnified Party for all amounts paid to settle such claim or all amounts paid in satisfaction of a judgment against the

Indemnified Party in contesting such claim and in providing its right to indemnification hereunder, all in accordance with the provisions of this Article VIII.

            (c) No Third Party Claim will be settled by the Indemnifying Party without the consent of the Indemnified Party, which consent will not be unreasonably withheld; provided, however, that if the Indemnified Party shall be fully released from all liability relating to such Third Party Claim in connection with such settlement, the Indemnifying Party shall not be required to obtain the consent of the Indemnified Party. If, however, the Indemnified Party refuses to consent to a bona fide offered settlement which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such Third Party Claim free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such event, the Indemnifying Party shall pay to the Indemnified Party the amount of the offer of settlement which the Indemnified Party refused to accept, plus the costs and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the offer of settlement, all in accordance with the terms of this Article VIII, and, upon the payment or receipt of such amount, as the case may be, the Indemnifying Party shall have no further liability with respect to such Third Party Claim. The Indemnifying Party shall be entitled to recover from the Indemnified Party any additional expenses incurred by such Indemnifying Party as a result of the decision of the Indemnified Party to pursue the matter.

    8.8 THIRD PARTY CLAIMS NOT SUBJECT TO INDEMNIFICATION. Each Seller, Purchaser and TCP II shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the date hereof which are not subject to the indemnification provisions contained in this Article VIII, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.


                                      ARTICLE IX

                                    MISCELLANEOUS

            9.1 NOTICES. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

            If to any Seller:

            c/o Kurt Priester
            119 Cliffwood Lane
            Greer, South Carolina 29650
            Fax: 864-_______________

            with a copy to:

            Leatherwood Walker Todd & Mann, P.C.
            100 East Coffee Street
            Greenville, South Carolina 29601
            Attention: Richard L. Few, Jr.
            Fax: 864-240-2479

            If to Purchaser or TCP II:

            c/o Total Control Products, Inc.
            2001 North Janice Avenue
            Melrose Park, Illinois
            Attention: Nicholas Gihl, President
            Fax:  (708) 345-5670

            with a copy to:

            D'Ancona & Pflaum
            30 North LaSalle, Suite 2900
            Chicago, Illinois  60602
            Attention: Mark S. Albert
            Fax:  (312) 580-0923

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.1.

    9.2 EXPENSES; TRANSFER TAXES. Except as otherwise provided herein, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses.

    9.3 ENTIRE AGREEMENT. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit, Schedule and the Disclosure Statement, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

    9.4 SURVIVAL; NON-WAIVER. All representations and warranties shall survive the Closing for a period of two years regardless of any investigation or lack of investigation by any of the parties hereto; provided, however, that the representations and warranties contained in Sections 5.1, 5.5, 5.7(c), 5.14, 5.22, 5.24(e), 5.25 and 5.34 shall survive the Closing forever. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

    9.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

    9.6 SEVERABILITY. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

    9.7 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State.

    9.8 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.9 ASSIGNABILITY. This Agreement shall not be assignable by either party without the prior written consent of the other party.

    9.10 AMENDMENTS. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

    9.11 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

    9.12 REPRESENTATION. Each of the parties acknowledges that (i) each party has had an opportunity to consult with independent legal counsel concerning the terms of this Agreement before executing it; (ii) it fully understands all of the terms and conditions of this Agreement; and (iii) it is entering into this Agreement knowingly and voluntarily and without coercion, promises or representations not expressly contained herein.

              [THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SELLERS:                               PURCHASER:

COMPUTER DYNAMICS, INC.                SC ACQUISITION #1, INC.



By:    /s/Kurt Priester                 By:    /s/Nic Gihl
       ----------------------------            --------------------------------
Title: President                        Title: President
       ----------------------------            --------------------------------


COMPUTER DYNAMICS SERVICES, INC.       SC ACQUISITION #2, INC.



By:    /s/Kurt Priester                 By:    /s/Nic Gihl
       ----------------------------            --------------------------------
Title: President                        Title: President
       ----------------------------            --------------------------------


COMPUTER DYNAMICS MFG., INC.           TOTAL CONTROL PRODUCTS, INC.



By:    /s/Kurt Priester                 By:    /s/Nic Gihl
       ----------------------------            --------------------------------
Title: President                        Title: President
       ----------------------------            --------------------------------


SUE PRIESTER d/b/a LINES UNLIMITED     PRIESTER FOUNDATION



By:    /s/Susan Priester                By:    /s/Kurt Priester
       ----------------------------            --------------------------------
Title:                                              as Trustee
       ----------------------------



PRIESTER CHARITABLE REMAINDER UNITRUST


By:    /s/Kurt Priester                 /s/Kurt Priester
       ----------------------------     ---------------------------------------
           As Trustee                   Kurt Priester


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